Sanara MedTech Inc. Announces Preliminary Results for the Fourth Quarter and Full Year 2020

FORT WORTH, TX / ACCESSWIRE / January 25, 2021 / Sanara MedTech Inc.

Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara” or the “Company”) (NASDAQ: SMTI), a provider of wound and skin care products dedicated to improving patient outcomes, announced today certain unaudited preliminary results for the fourth quarter and full year 2020.

Selected Fourth Quarter and Full-Year 2020 Preliminary Results (Unaudited)

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Total revenue of approximately of $4.8 million for the three months ended December 31, 2020, compared to revenue of $3.4 million for the three months ended December 31, 2019, representing a 43% increase.
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Total revenue of approximately $15.6 million for the year ended December 31, 2020, compared to revenues of approximately $11.8 million for the year ended December 31, 2019, or a 32% increase from the prior year. The higher revenues in 2020 were primarily due to the continued execution of the Company’s strategy to expand its sales force and independent distribution network in both new and existing U.S. markets.
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Cash and cash equivalents were approximately $0.5 million as of December 31, 2020.
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Entered into a Loan Agreement with Cadence Bank, N.A. on January 15, 2021, which provides for a $2.5 million revolving line of credit.

Ron Nixon, Sanara’s Executive Chairman, stated, “This year our business, like many others, faced significant headwinds from the COVID-19 pandemic including restrictions on elective surgeries and limits on access to the care settings where our products are used. Despite this, we were able to adjust and continue to execute on our growth strategy.”

Our estimated unaudited financial condition and results of operations as of and for the fourth quarter and full fiscal year ended December 31, 2020 presented above are preliminary and are subject to change based upon the completion of our quarter-end and year-end closing procedures and further financial review. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the fourth quarter and year are finalized.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions and services, Sanara MedTech Inc. markets and distributes wound and skin care products and is seeking to offer wound care and dermatology virtual consultation services via telemedicine to physicians, hospitals, clinics, and all post-acute care settings. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara MedTech markets and distributes CellerateRX® Surgical Activated Collagen® to the surgical markets as well as the following products to the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution, and HYCOL™ Hydrolyzed Collagen Powder and Gel. We are constantly seeking long-term strategic partnerships with a focus on products and technologies that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy adjunct products, and the oxygen delivery system segment of the healthcare industry.

 Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “may,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “preliminary,” “potential” or “continue” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include statements regarding the Company’s expected revenue for the fourth quarter and full fiscal year ended December 31, 2020, the Company’s expected cash and cash equivalents as of December 31, 2020, the development of new products and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the preliminary financial information remains subject to change and finalization based upon management’s ongoing review of results for the fourth quarter and full fiscal year 2020 and the completion of all quarter and year end closing procedures, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations
713-826-0524
CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.